UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 17, 2010
Biolase Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Cromwell, Irvine, California		92618

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 949-361-1200
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 17, 2010, the Board of Directors (the “Board”) of Biolase Technology, Inc. (the “Company”) elected Alexander K. Arrow, M.D., CFA, age 39, to the Board of Directors. Pursuant to the terms of the Company’s 2002 Stock Incentive Plan, upon his election to the Board, Dr. Arrow received an automatic option grant to purchase 32,500 shares, and agreed to accept an option grant to purchase 10,000 shares in lieu of a portion of his cash compensation as a director, of the Company’s common stock at the closing price $1.15 on July 19, 2010. Each option is immediately exercisable for all of the option shares. However, any shares purchased under such option are subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should Dr. Arrow cease Board service prior to vesting of those shares. The shares vest, and the Company’s right of repurchase lapses, in four successive quarterly installments upon Dr. Arrow’s completion of each quarter of service as a non-employee director measured from the grant date. The shares subject to the option grant will immediately vest in full if certain changes in control or ownership occur or if Dr. Arrow dies or becomes disabled while serving as a director.
Dr. Arrow has been the Chief Financial Officer of San Carlos, California-based Arstasis, Inc., a commercial stage medical device manufacturer, since 2007. From 2002 to 2007, Dr. Arrow headed medical technology equity research at the global investment bank Lazard, providing research coverage on a wide variety of medical device manufacturers. Dr. Arrow also spent two years as Chief Financial Officer of the Patent & License Exchange, later renamed PLX Systems, Inc., and three years as the publishing life sciences research analyst at Wedbush Morgan Securities. In 1996, Dr. Arrow was a surgical resident at the UCLA Medical Center. Dr. Arrow received his CFA in 1999. He was awarded an M.D. from Harvard Medical School in 1996 and a B.A. in Biophysics, magna cum laude, from Cornell University in 1992.
There are no understandings or arrangements between Dr. Arrow or any other person and the Company or any of its subsidiaries pursuant to which Dr. Arrow was selected to serve as a director of the Company. There are no family relationships between Dr. Arrow and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Dr. Arrow or any of his immediate family members and the Company or any of its subsidiaries.
In addition, on July 17, 2010, the Board of the Company also elected Norman J. Nemoy, M.D., F.A.C.S., age 71, to the Board. Pursuant to the terms of the Company’s 2002 Stock Incentive Plan, upon his election to the Board, Dr. Nemoy received an automatic option grant to purchase 32,500 shares, and agreed to accept an option grant to purchase 5,000 shares in lieu of a portion of his cash compensation as a director, of the Company’s common stock at the closing price $1.15 on July 19, 2010. Each option is immediately exercisable for all of the option shares. However, any shares purchased under such option are subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should Dr. Nemoy cease Board service prior to vesting of those shares. The shares vest, and the Company’s right of repurchase lapses, in four successive quarterly installments upon Dr. Nemoy’s completion of each quarter of service as a non-employee director measured from the grant date. The shares subject to the option grant will immediately vest in full if certain changes in control or ownership occur or if Dr. Nemoy dies or becomes disabled while serving as a director.
Dr. Nemoy, is a practicing physician at Tower Urology Medical Group and is on the attending staff at both Cedars-Sinai Medical Center and Century City Medical Center. Dr. Nemoy graduated from the University of Illinois School of Medicine, and obtained his urological training at Stanford University Medical Center in Palo Alto, California. Following his training at Stanford, he had served on the clinical faculty at UCLA School of Medicine. He joined Tower Urology Medical Group in 1986 and is on the surgical attending staff of Cedars-Sinai Medical Center. He is a fellow of the American College of Surgeons, and is Board Certified by the American Board of Urology.
There are no understandings or arrangements between Dr. Nemoy or any other person and the Company or any of its subsidiaries pursuant to which Dr. Nemoy was selected to serve as a director of the Company. There are no family relationships between Dr. Nemoy and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Dr. Nemoy or any of his immediate family members and the Company or any of its subsidiaries.
Finally, on July 17, 2010, Messrs. George V. d’Arbeloff and Robert M. Anderton resigned from the Company’s Board.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.
July 22, 2010	By:	David M. Mulder
		Name:	David M. Mulder
		Title:	Chairman, CEO and President